Exhibit 99.1

OSI Systems Announces Pricing of Upsized $250 Million Convertible Senior Notes Due 2022

HAWTHORNE, Calif., February 15, 2017 — OSI Systems, Inc. (NASDAQ: OSIS) (the “Company”) announced today the pricing of an upsized private offering of $250 million aggregate principal amount of its 1.25% Convertible Senior Notes due 2022 (the “Notes”) to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The size of the offering was increased by $25 million from the previously announced offering size of $225 million. The Company has granted the initial purchasers an option to purchase up to an additional $37.5 million principal amount of Notes solely to cover over-allotments, if any.  The sale of the Notes is expected to close on February 22, 2017, subject to customary closing conditions.

The Notes will be senior unsecured obligations of the Company.  The Notes will bear interest at a rate of 1.25% per year, payable semiannually in arrears on March 1 and September 1 of each year, beginning on September 1, 2017. The Notes will mature on September 1, 2022 unless earlier repurchased, redeemed or converted in accordance with their terms. The Company will have the option to redeem all or any portion of the Notes on or after March 6, 2020, if certain conditions (including that the Company’s common stock is at or above a specified level) are met, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

The Notes will be convertible at an initial conversion rate of 9.3056 shares of the Company’s common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $107.46 per share, which represents a conversion premium of approximately 38.5% to the last reported sale price of $77.59 per share of the Company’s common stock on the NASDAQ Global Select Market on February 15, 2017.  In addition, following certain corporate events that occur prior to the maturity date for the Notes or if the Company calls the Notes for redemption, the Company will, in certain circumstances, increase the conversion rate for a holder that elects to convert its Notes in connection with such corporate event or notice of redemption.  The Notes will be convertible into, subject to various conditions, cash or shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, in each case, at the Company’s election.

The Company estimates that the net proceeds from the offering of the Notes will be approximately $243.4 million (or approximately $280.0 million if the initial purchasers exercise their option to purchase additional Notes in full), after deducting fees and estimated expenses. The Company expects to use the net proceeds to repay borrowings under its credit facility, to repurchase shares of the Company’s common stock from purchasers of the Notes as described below, and for general corporate purposes.

The Company expects to use approximately $35 million of the net proceeds from the sale of the Notes to repurchase shares of the Company’s common stock from purchasers of Notes in the offering in privately negotiated transactions concurrently with the offering of Notes effected through one of the initial purchasers (or an affiliate thereof). The Company expects to repurchase such shares at a purchase price per share equal to the closing price per share of the Company’s common stock on the date the offering of Notes was priced, which was $77.59 per share. These repurchases of shares of the Company’s common stock may raise or maintain the market price of the Company’s common stock or the Notes above market levels that otherwise would have prevailed or prevent or reduce a decline in such market price. These transactions could also affect the market price of the Company’s common stock shortly after the pricing of the Notes, and may have resulted in a higher effective conversion price for the Notes.

Neither the Notes nor any shares of Company common stock issuable upon conversion of the Notes have been or are expected to be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense, and aerospace industries. OSI combines more than 40 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end-product markets. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit OSI Systems. News Filter: OSIS-G

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to OSI Systems’ current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside OSI Systems’ control that may cause actual results to differ materially from those described in or implied by any forward-looking statements. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. OSI Systems assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws. For a further discussion of factors that could cause OSI Systems’ future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in OSI Systems’ Annual Report on Form 10-K for the year ended June 30, 2016 and other risks described in documents filed by OSI Systems from time to time with the Securities and Exchange Commission.

OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com